Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statements on Form S-1 (No. 333-160778 and No. 333-162361) and related Prospectus of our report dated March 10, 2011 on our audits of the consolidated financial statements of ADVENTRX Pharmaceuticals, Inc. and Subsidiaries (a development stage enterprise) as of December 31, 2010 and 2009 and for the years then ended and for the period from January 1, 2002 through December 31, 2010, which report appears in the Annual Report on Form 10-K of ADVENTRX Pharmaceuticals, Inc. and Subsidiaries for the year ended December 31, 2010. We also consent to the reference to our firm under the caption “Experts.”

/s/ J.H. COHN LLP San Diego, California
March 10, 2011